Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-169691, No. 333-198645, No. 333-211625, and No. 333-204585) of our reports dated March 1, 2018, with respect to the consolidated financial statements of Blucora, Inc. and the effectiveness of internal control over financial reporting of Blucora, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

June 7, 2018